Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE

RUBY TUESDAY APPOINTS STEVEN BECKER AND MATTHEW DRAPKIN TO THE BOARD OF DIRECTORS

MARYVILLE, TN – July 1, 2011 – Ruby Tuesday, Inc. (NYSE: RT), Becker Drapkin Management, L.P. (“Becker Drapkin”), and Carlson Capital, L.P. today announced that Steven R. Becker and Matthew A. Drapkin have been appointed as independent members of the Board of Directors of Ruby Tuesday, effective June 30, 2011.  In connection with the appointment of Messrs. Becker and Drapkin to the Board of Ruby Tuesday, Becker Drapkin has agreed to withdraw its separate nomination of Mr. Becker, Mr. Drapkin, and Michael Brodsky to the Board of Directors and to vote in favor of each of the Board’s nominees for election at the 2011 Annual Meeting of Shareholders.

The Company will increase the size of its Board from eight to nine members with the appointment of Messrs. Becker and Drapkin, and the vacancy of one Board seat.  Current Board member R. Brad Martin has retired from the Company’s Board of Directors effective June 30, 2011.  “I would like to express our gratitude to Brad for his commitment to our Board over the last three years, including his contributions which have helped shape many of our current strategies,” said Founder, Chairman, and CEO Sandy Beall.

Beall also added, “Steve, Matt, and I recently met in person, and have subsequently worked quickly and cordially to reach a win/win scenario which we believe is in the best interests of our shareholders. I am pleased to welcome both Steve and Matt to our Board of Directors and look forward to their future contributions to Ruby Tuesday as we continue to make progress on our strategic plans to create long-term value for our shareholders.  Steve’s and Matt’s appointment to the Board will further enhance the quality of our corporate governance, in addition to bringing potential new ideas to the table given their previous Board experiences.”

"We appreciate the hard work Sandy and the Board put forth to reach a fair and expeditious settlement.  We believe that Ruby Tuesday has a unique set of valuable assets and we look

Ruby Tuesday, Inc.
News Release
July 1, 2011
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forward to working with Sandy, his team, and the Board to deliver shareholder value,” said Mr. Becker.

Mr. Becker has served as Managing Partner and Founder of Becker Drapkin since 2004.  Prior to founding Becker Drapkin, Mr. Becker was a Partner at Special Situations Funds, a New York-based asset manager.  Previous to this position, Mr. Becker worked at Bankers Trust Securities in distressed debt and leveraged equities research.  Mr. Becker holds a B.A. from Middlebury College and a J.D. from the University of Florida.

Mr. Drapkin has been a Partner at Becker Drapkin since 2009.  Prior to joining Becker Drapkin, Mr. Drapkin served as head of research, special situations, and private equity for New York-based hedge fund ENSO Capital.  He also previously served as Senior Vice President, Corporate Development for the private investment firm MacAndrews & Forbes.  Mr. Drapkin holds a B.A. in American History from Princeton University, an M.B.A. in Finance from Columbia University School of Business, and a J.D. from Columbia University School of Law.

A FRESH NEW RUBY TUESDAY

Ruby Tuesday, Inc. has Company-owned and/or franchise Ruby Tuesday brand restaurants in 46 states, the District of Columbia, 15 foreign countries, and Guam.  As of March 1, 2011, the Company owned and operated 742 Ruby Tuesday restaurants, while domestic and international franchisees (including Hawaii and Guam) operated 56 and 57 restaurants, respectively.  Ruby Tuesday, Inc. is traded on the New York Stock Exchange (Symbol:  RT).

For more information, contact:
Greg Ashley                                                                                     Phone:  865-379-5700

Ruby Tuesday, Inc.
News Release
July 1, 2011
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Special Note Regarding Forward-Looking Information

This press release contains various forward-looking statements, which represent our expectations or beliefs concerning future events, including one or more of the following:  future financial performance and restaurant growth (both Company-owned and franchised), future capital expenditures, future borrowings and repayments of debt, availability of debt financing on terms attractive to the Company, payment of dividends, stock repurchases, and restaurant acquisitions, and conversions of Company-owned restaurants to other dining concepts.  We caution the reader that a number of important factors and uncertainties could, individually or in the aggregate, cause our actual results to differ materially from those included in the forward-looking statements (such statements include, but are not limited to, statements relating to cost savings that we estimate may result from any programs we implement, our estimates of future capital spending and free cash flow, and our targets for annual growth in same-restaurant sales and average annual sales per restaurant), including, without limitation, the following: general economic conditions; changes in promotional, couponing and advertising strategies; changes in our guests’ disposable income; consumer spending trends and habits; increased competition in the restaurant market; laws and regulations affecting labor and employee benefit costs, including further potential increases in state and federally mandated minimum wages, and healthcare reform; guests’ acceptance of changes in menu items; guests’ acceptance of our development prototypes, remodeled restaurants, and conversion strategy; mall-traffic trends; changes in the availability and cost of capital; weather conditions in the regions in which Company-owned and franchised restaurants are operated; costs and availability of food and beverage inventory; our ability to attract and retain qualified managers, franchisees and team members; impact of adoption of new accounting standards; impact of food-borne illnesses resulting from an outbreak at either Ruby Tuesday or other restaurant concepts; effects of actual or threatened future terrorist attacks in the United States; and significant fluctuations in energy prices.